Exhibit 99.1

October 30, 2018	For More Information Contact:
For Immediate Release	Mark D. Curtis, SEVP, CFO and Treasurer
(516) 671-4900, Ext. 7413

THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES

14.3% INCREASE IN NET INCOME AND 9.7% INCREASE IN EPS

FOR THE FIRST NINE MONTHS OF 2018

Glen Head, New York, October 30, 2018 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported increases in net income and earnings per share for the three and nine months ended September 30, 2018.  In the highlights that follow, all comparisons are of the current three or nine-month period to the same period last year unless otherwise indicated.

THIRD QUARTER HIGHLIGHTS

•	Net Income increased 7.7% to $10.1 million from $9.3 million
•	EPS increased 2.6% to $.39 from $.38
•	Net Income includes an after-tax loss on the sale of securities of $3.5 million, or $.14 per share
•	Net Income also includes a tax benefit of $717,000, or $.03 per share, resulting from accelerated tax depreciation
•	Steps taken to reduce margin compression have been effective and additional steps are likely. Quarterly net interest margin is expected to increase in the fourth quarter.
•	Effective Tax Rate of 5.1% versus 26.4%
•	Cash Dividends Per Share increased 13.3% to $.17 from $.15
•	The Credit Quality of the Bank’s loan and securities portfolios remains excellent

NINE MONTH HIGHLIGHTS

•	Net Income increased 14.3% to $31.5 million from $27.6 million
•	EPS increased 9.7% to $1.24 from $1.13
•	Book Value Per Share increased 6.3% to $14.96 at 9/30/18 from $14.07 at 9/30/17
•	Effective Tax Rate of 9.3% versus 24.3%

Analysis of Earnings – Nine Months Ended September 30, 2018

Net income for the first nine months of 2018 was $31.5 million, an increase of $3.9 million, or 14.3%, over the same period last year.  The increase is attributable to increases in net interest income of $4.2 million, or 5.8%, and noninterest income, before securities gains and losses, of $1.1 million, or 15.1%, and decreases in the provision for loan losses and income tax expense of $2.7 million and $5.6 million, respectively.  These items were partially offset by an increase in noninterest expense of $4.6 million, or 11.5%, and securities losses of $5.0 million in the current nine-month period versus gains of $74,000 in the same period last year.

The increase in net interest income is primarily attributable to growth in the average balance of loans of $439.6 million, or 16.2%.  Loans grew primarily because of increases in commercial and residential mortgage loans.  Growth in the average balance of loans was funded by increases in the average balances of noninterest-bearing checking deposits of $83.9 million, or 9.8%, interest-bearing deposits of $297.9 million, or 15.4%, borrowings of $74.4 million, or 13.8%, and stockholders’ equity of $43.4 million, or 13.2%.  Substantial contributors to the growth in deposits were new branch openings, the Bank’s ongoing municipal deposit initiative, deposit promotions with emphasis on time deposits and the issuance of brokered certificates of deposit toward the end of the first quarter.  Substantial contributors to the growth in stockholders’ equity were net income and the issuance of shares under the Corporation’s Dividend Reinvestment and Stock Purchase Plan (the “DRP Plan”), partially offset by cash dividends declared and a decline in the after-tax value of available-for-sale securities.  During the nine and three months ended September 30, 2018, the sale of shares under the DRP Plan contributed $17.0 million and $1.2 million to capital, respectively.

Net interest margin for the first nine months of 2018 was 2.63%, down 29 basis points from 2.92% for the same period last year.  The decrease in net interest margin is largely attributable to: (1) yield curve flattening resulting from a significant increase in the federal funds target rate with lesser increases in intermediate and longer-term interest rates; (2) timing differences between the repricing of interest-earning assets and interest-bearing liabilities in a rising rate environment; (3) competitive pressure to raise deposit rates to fund growth and protect against deposit outflows; (4) a reduction in prepayment penalties and late charges from $1.8 million for the first nine months of 2017 to $793,000 for the current nine-month period, thus reducing net interest margin by 4 basis points; and (5) a reduction in the statutory federal income tax rate from 35% for the first nine months of 2017 to 21% for the current nine-month period, thus reducing the tax-equivalent amount of each dollar of tax-exempt income and causing a 9 basis point decline in net interest margin.  When comparing the first nine months of this year to the same period last year, these factors largely account for the significant increases experienced by the Bank in the cost of its non-maturity deposits and short-term borrowings of 26 basis points and 119 basis points, respectively, with a much more modest increase occurring in its loan portfolio yield of 1 basis point and a decrease in the securities portfolio yield of 15 basis points.  Unlike non-maturity deposits and short-term borrowings, the Bank’s securities and almost all of its loans are not subject to immediate repricing with changes in market interest rates.

Beginning in the second quarter of this year, management began implementing a variety of measures designed to stabilize and improve net interest margin and reduce expenses.  Additional steps are likely.  These measures include, among others, reducing overall balance sheet growth by slowing loan growth and the related need for funding, changing the mix of loans being originated, restructuring the securities portfolio and hedging a portion of overnight borrowings with an interest rate swap.  Slowing loan growth has resulted in reducing the provision for loan losses.  Diminished funding needs have enabled management to mitigate growth in noninterest expense and the cost of deposits by slowing the pace of new branch openings, offering fewer deposit rate promotions and being more selective in offering higher rates to new and existing customers.  Restructuring the securities portfolio, as discussed hereinafter, is immediately accretive to net interest margin and hedging overnight borrowings with an interest rate swap provides some net interest margin protection in the event of an increase in overnight borrowing rates.  Management also continues to explore a variety of cost saving measures aimed at further improving an already very strong efficiency ratio.

The mortgage loan pipeline at quarter-end was a modest $54 million, reflecting management’s decision to slow loan growth.  In an attempt to improve overall loan portfolio yield, the mix of loan originations is being more heavily weighted towards commercial mortgages and commercial and industrial loans with less emphasis on residential mortgage loans.

We believe that the measures discussed above contributed to a slower decline in net interest margin for the third quarter than that which occurred in the first and second quarters.  Excluding the impact of prepayment penalties and late charges and the aforementioned reduction in the statutory federal income tax rate, the quarterly decline in net interest margin was 6 basis points in the first quarter of 2018, 13 basis points in the second quarter and 1 basis point in the third quarter.  The second quarter decline reflects the full quarter impact of robust first quarter growth.  Management believes that fourth quarter net interest margin will be higher than that reported for the third quarter.

Employing the measures discussed above and assuming a continued flattening of the yield curve, net interest margin could range from approximately 2.50% to 2.55% in 2019 and then begin to increase in 2020.  If the yield curve flattens less than anticipated or steepens, net interest margin could be better than that currently anticipated for 2019.

The deliberate slowing of balance sheet growth has eliminated the need to raise capital through the DRP Plan.  As a result, effective with the second quarter cash dividend paid in July, the Corporation reduced the optional quarterly cash purchase limit per shareholder from $75,000 to $5,000.  This change reduced the number of shares issued under the DRP Plan from 269,361 and 322,420 in the first and second quarters, respectively, to 48,053 and 59,792 in the third and fourth quarters, respectively, resulting in less dilution to earnings per share.

The reduction in the provision for loan losses for the first nine months of 2018 versus the same period last year is mainly due to improved economic conditions and historical loss rates, less loan growth in the current year and a larger increase in specific reserves in the 2017 period.  The impact of these items was partially offset by higher net chargeoffs in the current nine-month period.  Net chargeoffs in the first nine months of 2018 of $780,000 include chargeoffs of $382,000 on loans transferred to held-for-sale and carried at fair value at September 30, 2018.

The increase in noninterest income, before securities gains and losses, of $1.1 million, or 15.1%, is primarily attributable to an increase of $432,000 in cash value accretion on bank-owned life insurance (“BOLI”), a $565,000 BOLI death benefit and an increase of $267,000 in the net credit relating to the non-service cost components of the Bank’s defined benefit pension plan.  These increases were partially offset by refunds of $155,000 related to sales tax and telecommunications charges and the elimination of $77,000 in accrued circuit termination charges in the 2017 period.  Cash value accretion increased because of purchases of BOLI during the first quarters of 2017 and 2018 of $25 million and $20 million, respectively.  These purchases contributed $22.1 million to the growth in average other assets for the first nine months of 2018 compared to the same period last year.

The increase in noninterest expense of $4.6 million, or 11.5%, is primarily attributable to increases in salaries of $2.0 million, or 10.8%, employee benefits and other personnel expense of $936,000, or 17.0%, occupancy and equipment expense of $1.2 million, or 16.2%, other real estate owned (“OREO”) expense of $124,000 and growth-related increases in the Bank’s FDIC and OCC assessments amounting to $98,000.  The increase in salaries is primarily due to new branch openings, additions to staff in the back office, normal annual salary adjustments and special salary-related accruals in the second quarter of 2018.  The increase in employee benefits and other personnel expense is largely due to increases in group health insurance expense of $281,000 resulting from increases in staff count and the rates being charged by insurance carriers, placement and agency fees of $101,000 relating to branch and back office staffing, payroll tax expense of $152,000 and incentive compensation expense of $230,000.  The increase in occupancy and equipment expense is primarily due to the operating costs of new branches, increases in maintenance and repairs expense and a growth-related increase in depreciation on the Bank’s facilities and equipment.  OREO expense of $124,000 in the 2018 period relates to one commercial property acquired by deed-in-lieu of foreclosure during the fourth quarter of 2017 and sold during the first quarter of 2018.

The decrease in income tax expense of $5.6 million is due to: (1) a reduction in the statutory federal income tax rate from 35% last year to 21% effective January 1, 2018; (2) recognition in the current nine-month period of tax benefits of New York State and New York City net operating loss carryforwards that originated in 2017 of $542,000; (3) recognition of $717,000 in tax benefits related to accelerated tax depreciation resulting from a cost segregation study; (4) higher tax benefits in the 2018 period from BOLI; and (5) tax benefits of a $5.0 million securities loss resulting from the restructuring of the securities portfolio in the third quarter of 2018.  These items resulted in lower effective tax rates in the first three quarters of 2018 as compared to the comparable 2017 periods.  The Corporation’s effective tax rate was 7.9% in the first quarter of this year, 14.4% in the second quarter, 5.1% in the third quarter and 9.3% for the nine-month period.  This compares to 24.2% for the first quarter of last year, 22.0% for the second quarter, 26.4% for the third quarter and 24.3% for the nine-month period.  Management expects the Corporation’s quarterly effective tax rate to normalize in the range of 14% to 16%.

Late in the third quarter of 2018, the Bank restructured the available-for-sale securities portfolio by selling $135 million of mortgage-backed securities and $39.6 million of short-term municipal bonds with yields of 2.51% and 2.90%, respectively, and reinvested the proceeds in mortgage-backed securities and corporate bonds with an overall yield of 4.02%.  The Bank recorded a loss of $5.0 million ($3.5 million after-tax) on the sale and the payback period for the loss is approximately 2.4 years.  Because of the timing of this restructuring, it had little impact on net interest margin for the current quarter or nine-month period.  On a going forward basis, it will improve the Bank’s net interest margin by approximately 5 basis points.  The securities loss negatively impacted ROA and ROE by 11 and 124 basis points, respectively, for the first nine months of 2018, and 32 and 362 basis points, respectively, for the third quarter of 2018.  In early October 2018, the Bank further restructured the securities portfolio by selling $61.6 million of mortgage-backed securities with a yield of 2.51% at a loss of approximately $3.2 million ($2.3 million after-tax) and used the proceeds to pay down overnight borrowings with a cost of 2.47%.  This transaction eliminated some inefficient leverage and, on a full quarter basis, will add 4 basis points to net interest margin.

Analysis of Earnings – Third Quarter 2018 Versus Third Quarter 2017

Net income for the third quarter of 2018 was $10.1 million, representing an increase of $715,000, or 7.7%, over $9.3 million earned in the same quarter of last year.  The increase is primarily attributable to increases in net interest income of $588,000 and noninterest income, before securities gains and losses, of $251,000, and decreases in the provision for loan losses and income tax expense of $2.9 million and $2.8 million, respectively.  The positive impact on earnings of these items was largely offset by an increase in noninterest expense of $848,000, or 6.3%, and the aforementioned loss on the sale of securities of $5.0 million.  The increase in net interest income was due to growth in the average balance of loans partially offset by higher funding costs and a decline in prepayment penalties and late charges of $825,000.  The decrease in the provision for loan losses was primarily attributable to improved economic conditions and a decline in loans in the current quarter versus an increase in the 2017 quarter, partially offset by higher net chargeoffs in the 2018 quarter and a decrease in specific reserves on loans individually deemed to be impaired in the 2017 period.  The increase in noninterest income, before securities gains and losses, is mainly due to higher cash value accretion on BOLI and an increase in the net credit relating to the non-service cost components of the Bank’s defined benefit pension plan in the 2018 quarter.  The increase in noninterest expense is mainly due to increases in salaries, employee benefits and other personnel expense and occupancy and equipment expense for substantially the same reasons discussed above with respect to the nine-month periods.  The decrease in income tax expense is mainly due to lower pre-tax income in the current quarter as compared to the 2017 quarter, a lower statutory federal income tax rate, tax benefits resulting from the aforementioned cost segregation study and securities losses and higher tax benefits in the 2018 quarter from the vesting and exercise of stock awards.

Analysis of Earnings – Third Quarter Versus Second Quarter 2018

Net income for the third quarter of 2018 declined $258,000 from $10.3 million earned in the second quarter of this year.  The decrease is primarily attributable to a decrease in net interest income of $594,000 and the aforementioned securities loss in the third quarter of 2018 of $5.0 million.  The decrease in net interest income was mainly due to a 7 basis point increase in funding costs in the third quarter and a reduction in prepayment penalties and late charges of $325,000.  The negative impact on net income of these items was largely offset by a decrease in the provision for loan losses of $2.6 million, a decrease in income tax expense of $1.2 million, a reduction in salaries expense of $656,000 mainly due to special salary-related accruals recorded in the second quarter, a decline in maintenance and repairs expense on the Bank’s facilities and equipment of $144,000 and lower marketing expense of $415,000.  The decrease in the provision for loan losses in the current quarter was mainly due to improved economic conditions and lower loan growth, partially offset by higher net chargeoffs.  The decrease in income tax expense was due to lower pre-tax income in the third quarter, higher tax benefits from the vesting and exercise of stock awards and tax benefits in the third quarter from the aforementioned cost segregation study and securities losses.

Asset Quality

The Bank’s allowance for loan losses to total loans (reserve coverage ratio) was 1.15% at year-end 2017, 1.12% at March 31, 2018, 1.10% at June 30, 2018 and 1.04% at September 30, 2018.  The decrease in the reserve coverage ratio during 2018 is primarily due to improved economic conditions and reductions in historical loss rates and growth rates on certain pools of loans.  The provision for loan losses was $547,000 and $3.2 million in the first nine months of 2018 and 2017, respectively.  The provision in each period was driven mainly by loan growth and net chargeoffs and, in the 2017 period, an increase in specific reserves, partially offset by improved economic conditions and reductions in historical losses.

The credit quality of the Bank’s loan portfolio remains excellent.  Nonaccrual loans amounted to $4.9 million, or .15% of total loans outstanding, at September 30, 2018, compared to $1.8 million, or .06%, at June 30, 2018 and $1.0 million, or .03%, at December 31, 2017.  The increase in nonaccrual loans during the first nine months of 2018 is due to loans of $4.5 million transferred to nonaccrual status, largely consisting of loans to one borrower, partially offset by paydowns, loan sales and chargeoffs.  Total nonaccrual loans at the end of the third quarter include loans held-for-sale of $671,000 that are carried at fair value.  Troubled debt restructurings amounted to $1.3 million, or .04% of total loans outstanding at September 30, 2018.  Of the troubled debt restructurings, $1.2 million are performing in accordance with their modified terms and $88,000 are nonaccrual and included in the aforementioned amount of nonaccrual loans.  Loans past due 30 through 89 days amounted to $1.1 million, or .04% of total loans outstanding, at September 30, 2018, compared to $2.8 million, or .09%, at December 31, 2017.

The credit quality of the Bank’s securities portfolio also remains excellent.  The Bank’s mortgage securities are backed by mortgages underwritten on conventional terms, with 81% of these securities being full faith and credit obligations of the U.S. government and the balance being obligations of U.S. government sponsored entities.  The remainder of the Bank’s securities portfolio principally consists of high quality, general obligation municipal securities rated AA or better by major rating agencies and investment grade corporate bonds of large financial institutions.  In selecting securities for purchase, the Bank uses credit agency ratings for screening purposes only and then performs its own credit analysis.  On an ongoing basis, the Bank periodically assesses the credit strength of the securities in its portfolio and makes decisions to hold or sell based on such assessments.

Capital

The Corporation’s Tier 1 leverage, Common Equity Tier 1 risk-based, Tier 1 risk-based and Total risk-based capital ratios were approximately 9.2%, 15.6%, 15.6% and 16.8%, respectively, at September 30, 2018.  The strength of the Corporation’s balance sheet positions the Corporation for continued growth in a measured and disciplined fashion.

Key Strategic Initiatives and Challenges We Face

The Bank’s strategy remains focused on increasing shareholder value through loan and deposit growth and the maintenance of stellar credit quality, a strong efficiency ratio and an optimal amount of capital.  We will continue to open new branches but at a slower pace.

As previously discussed, in response to the flattening yield curve management has implemented a variety of measures in an attempt to stabilize and improve net interest margin and reduce operating expenses and thereby enable continued earnings growth.  Additional steps are likely.  Quarterly net interest margin is expected to increase in the fourth quarter of 2018 then be negatively impacted by additional increases in the federal funds rate that the market expects in late 2018 and 2019.  Management will continue to be measured and disciplined in its approach to the extension of credit and will not meaningfully loosen its underwriting standards in an attempt to improve net interest margin.

With respect to its lending activities, the Bank will continue to prudently manage concentration and credit risk and maintain its broker and correspondent relationships.  Commercial mortgage loans will be emphasized over residential mortgage loans.  Small business credit scored loans, equipment finance loans and SBA loans, along with the Bank’s traditional commercial and industrial loan products, will be originated to diversify the Bank’s loan portfolio and help mitigate the impact on net interest margin of the flattening yield curve.

The Bank’s branch distribution system currently consists of fifty-two branches in Nassau and Suffolk Counties, Long Island and the New York City boroughs of Queens, Brooklyn and Manhattan.  The Bank expects to open more branches in the foreseeable future.  In addition, management is also focused on growing noninterest income from existing and potential new sources, which may include the development or acquisition of fee-based businesses.

In the current environment, banking regulators are concerned about, among other things, growth, commercial real estate concentrations, underwriting of commercial real estate and commercial and industrial loans, capital levels, liquidity, cyber security and predatory sales practices.  Regulatory requirements, the cost of compliance and vigilant supervisory oversight are exerting downward pressure on revenues and upward pressure on required capital levels and operating expenses.

 CONSOLIDATED BALANCE SHEETS

(Unaudited)

	9/30/18	12/31/17
	(dollars in thousands)
Assets:
Cash and cash equivalents	$50,462	$69,672

Investment securities:
Held-to-maturity, at amortized cost (fair value of $6,902 and $7,749)	6,845	7,636
Available-for-sale, at fair value	802,839	720,128
	809,684	727,764

Loans held-for-sale	671	—

Loans:
Commercial and industrial	93,901	109,623
Secured by real estate:
Commercial mortgages	1,259,286	1,193,007
Residential mortgages	1,788,145	1,558,564
Home equity lines	74,079	83,625
Consumer and other	5,884	5,533
	3,221,295	2,950,352
Allowance for loan losses	(33,551)	(33,784)
	3,187,744	2,916,568

Restricted stock, at cost	37,941	37,314
Bank premises and equipment, net	39,825	39,648
Bank-owned life insurance	80,380	59,665
Pension plan assets, net	19,391	19,152
Deferred income tax benefit	4,491	—
Other assets	19,406	24,925
	$4,249,995	$3,894,708
Liabilities:
Deposits:
Checking	$946,236	$896,129
Savings, NOW and money market	1,679,617	1,602,460
Time, $100,000 and over	291,638	203,890
Time, other	243,018	119,518
	3,160,509	2,821,997

Short-term borrowings	292,176	281,141
Long-term debt	403,027	423,797
Accrued expenses and other liabilities	14,013	10,942
Deferred income taxes payable	—	2,381
	3,869,725	3,540,258
Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 80,000,000 shares;
Issued and outstanding, 25,422,995 and 24,668,390 shares	2,542	2,467
Surplus	145,023	127,122
Retained earnings	244,173	224,315
	391,738	353,904
Accumulated other comprehensive income (loss), net of tax	(11,468)	546
	380,270	354,450
	$4,249,995	$3,894,708

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Nine Months Ended		Three Months Ended
	9/30/18	9/30/17	9/30/18	9/30/17
	(dollars in thousands)
Interest and dividend income:
Loans	$83,641	$71,810	$28,471	$25,173
Investment securities:
Taxable	8,275	5,883	3,065	1,806
Nontaxable	10,193	10,112	3,323	3,358
	102,109	87,805	34,859	30,337
Interest expense:
Savings, NOW and money market deposits	8,823	4,974	3,125	1,909
Time deposits	7,529	3,986	2,952	1,437
Short-term borrowings	3,026	986	1,370	257
Long-term debt	6,399	5,703	2,121	2,031
	25,777	15,649	9,568	5,634
Net interest income	76,332	72,156	25,291	24,703
Provision (credit) for loan losses	547	3,203	(1,768)	1,122
Net interest income after provision (credit) for loan losses	75,785	68,953	27,059	23,581

Noninterest income:
Investment Management Division income	1,665	1,565	508	515
Service charges on deposit accounts	1,945	2,119	658	725
Net gains (losses) on sales of securities	(4,960)	74	(4,960)	16
Other	5,096	3,877	1,569	1,244
	3,746	7,635	(2,225)	2,500
Noninterest expense:
Salaries	20,895	18,855	6,596	6,386
Employee benefits and other personnel expense	6,452	5,516	2,037	1,866
Occupancy and equipment	8,742	7,524	2,864	2,503
Other	8,728	8,314	2,745	2,639
	44,817	40,209	14,242	13,394
Income before income taxes	34,714	36,379	10,592	12,687
Income tax expense	3,231	8,823	535	3,345
Net income	$31,483	$27,556	$10,057	$9,342

EARNINGS PER SHARE

(Unaudited)

	Nine Months Ended		Three Months Ended
	9/30/18	9/30/17	9/30/18	9/30/17
	(dollars in thousands, except per share data)

Net income	$31,483	$27,556	$10,057	$9,342
Income allocated to participating securities	86	101	26	34
Income allocated to common stockholders	$31,397	$27,455	$10,031	$9,308

Weighted average:
Common shares	25,236,889	24,096,079	25,409,087	24,332,939
Dilutive stock options and restricted stock units	174,095	253,715	144,933	247,127
	25,410,984	24,349,794	25,554,020	24,580,066
Per Share:
Basic EPS	$1.24	$1.14	$.39	$.38
Diluted EPS	1.24	1.13	.39	.38
Cash Dividends Declared	.47	.43	.17	.15

FINANCIAL RATIOS

(Unaudited)

ROA	1.01%	1.01%	.94%	.99%
ROE	11.34%	11.23%	10.50%	10.85%
Net Interest Margin	2.63%	2.92%	2.57%	2.94%
Dividend Payout Ratio	37.90%	38.05%	43.59%	39.47%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS

(Unaudited)

	9/30/18		12/31/17
	(dollars in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$1,138		$2,594
Past due 90 days or more and still accruing	—		—
Nonaccrual (includes $671,000 in loans held-for-sale at 9/30/18)	4,765		900
	5,903		3,494
Troubled debt restructurings:
Performing according to their modified terms	1,229		785
Past due 30 through 89 days	—		162
Past due 90 days or more and still accruing	—		—
Nonaccrual	88		100
	1,317		1,047
Total past due, nonaccrual and restructured loans:
Restructured and performing according to their modified terms	1,229		785
Past due 30 through 89 days	1,138		2,756
Past due 90 days or more and still accruing	—		—
Nonaccrual	4,853		1,000
	7,220		4,541
Other real estate owned	—		5,125
	$7,220		$9,666

Allowance for loan losses	$33,551		$33,784
Allowance for loan losses as a percentage of total loans	1.04%		1.15%
Allowance for loan losses as a multiple of nonaccrual loans	6.9	x	33.8	x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Nine Months Ended September 30,
	2018			2017
	Average	Interest/	Average	Average	Interest/	Average
(dollars in thousands)	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets:
Interest-earning bank balances	$30,096	$400	1.78%	$24,457	$191	1.04%
Investment securities:
Taxable	354,530	7,875	2.96	337,941	5,692	2.25
Nontaxable (1)	460,231	12,902	3.74	460,156	15,556	4.51
Loans (1)	3,160,835	83,646	3.53	2,721,229	71,820	3.52
Total interest-earning assets	4,005,692	104,823	3.49	3,543,783	93,259	3.51
Allowance for loan losses	(35,382)			(31,604)
Net interest-earning assets	3,970,310			3,512,179
Cash and due from banks	36,931			31,791
Premises and equipment, net	40,122			35,405
Other assets	118,885			85,944
	$4,166,248			$3,665,319
Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,749,025	8,823.67		$1,627,152	4,974.41
Time deposits	477,535	7,529	2.11	301,499	3,986	1.77
Total interest-bearing deposits	2,226,560	16,352.98		1,928,651	8,960.62
Short-term borrowings	189,141	3,026	2.14	138,523	986.95
Long-term debt	425,712	6,399	2.01	401,889	5,703	1.90
Total interest-bearing liabilities	2,841,413	25,777	1.21	2,469,063	15,649.85
Checking deposits	943,689			859,805
Other liabilities	9,803			8,522
	3,794,905			3,337,390
Stockholders' equity	371,343			327,929
	$4,166,248			$3,665,319

Net interest income (1)		$79,046			$77,610
Net interest spread (1)			2.28%			2.66%
Net interest margin (1)			2.63%			2.92%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. For 2018, the tax-equivalent amount of $1.00 of nontaxable income was $1.27 using the statutory federal income tax rate of 21%. For 2017, the tax-equivalent amount of $1.00 of nontaxable income was $1.54 using the statutory federal income tax rate of 35%.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe” or “anticipate”.  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demand for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values;

and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission (“SEC”).  The forward-looking statements are made as of the date of this press release, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the quarter ended September 30, 2018.  The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about November 9, 2018, after it is electronically filed with the SEC.  Our SEC filings are also available on the SEC’s website at www.sec.gov.  You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549.  You should call 1-800-SEC-0330 for more information on the public reference room.